Exhibit 99

Dollar General Corporation Reports Third Quarter 2022 Results

Updates Financial Guidance and Real Estate Growth Plan for Fiscal Year 2022

Provides Fiscal Year 2023 Real Estate Growth Plan

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 1, 2022--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2022 third quarter (13 weeks) ended October 28, 2022.

  Net Sales Increased 11.1% to $9.5 Billion
  Same-Store Sales Increased 6.8%
  Operating Profit Increased 10.5% to $735.5 Million
  Diluted Earnings Per Share (“EPS”) Increased 12.0% to $2.33
  Year-to-Date Cash Flows From Operations of $1.2 Billion
  Board of Directors Declares Quarterly Cash Dividend of $0.55 per share

“We are thankful to our team for their continued dedication to serving others, particularly in a challenging economic and operating environment,” said Jeff Owen, Dollar General’s chief executive officer. “We are pleased with our strong sales growth in the quarter, as well as a modest increase in customer traffic and continued share gains in both consumable and non-consumable product sales, all of which we believe are a testament to the strength of the value and convenience proposition we offer our customers.”

“Despite the cost pressures we experienced during the quarter, as well as challenges within our internal supply chain resulting in higher-than-anticipated distribution and transportation costs, our team was resilient and worked hard to deliver double-digit diluted EPS growth. We believe the majority of these and other gross margin pressures are largely temporary, and we are confident in our plans to drive greater supply chain efficiencies moving forward.”

“We continued to make progress on our strategic initiatives and operating priorities during the quarter, including executing nearly 800 real estate projects. Looking ahead, we are pleased to announce today that we plan to execute approximately 3,170 real estate projects in the United States in fiscal year 20231, including approximately 1,050 new stores. We are excited about our plans to extend our ability to serve more customers, and believe we are well-positioned to continue delivering long-term sustainable growth and value for our shareholders.”

1 Fiscal year 2023 is the 52-week fiscal year ending February 2, 2024.

Third Quarter 2022 Highlights

Net sales increased 11.1% to $9.5 billion in the third quarter of 2022 compared to $8.5 billion in the third quarter of 2021. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 6.8% compared to the third quarter of 2021, driven primarily by an increase in average transaction amount, as well as a modest increase in customer traffic. Same-store sales in the third quarter of 2022 included growth in the consumables category, partially offset by declines in each of the apparel, seasonal, and home products categories.

Gross profit as a percentage of net sales was 30.5% in the third quarter of 2022 compared to 30.8% in the third quarter of 2021, a decrease of 27 basis points. This gross profit rate decrease was primarily attributable to an increased LIFO provision, which was driven higher by product costs; a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories; and increases in distribution costs, markdowns, inventory shrink and damages; partially offset by higher inventory markups.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.7% in the third quarter of 2022 compared to 22.9% in the third quarter of 2021, a decrease of 23 basis points. The primary expenses that were a lower percentage of net sales in the current year period were retail labor, incentive compensation, hurricane-related disaster expenses, and occupancy costs; which were partially offset by certain expenses that were a greater percentage of net sales in the current year period, including utilities, repairs and maintenance, and travel and training costs.

Operating profit for the third quarter of 2022 increased 10.5% to $735.5 million compared to $665.6 million in the third quarter of 2021.

The effective income tax rate in the third quarter of 2022 was 22.8% compared to 22.2% in the third quarter of 2021. This higher effective income tax rate was primarily due to a reduced benefit from stock-based compensation, partially offset by a lower effective state income tax rate in the 2022 period when compared to the 2021 period.

The Company reported net income of $526.2 million for the third quarter of 2022, an increase of 8.0% compared to $487.0 million in the third quarter of 2021. Diluted EPS increased 12.0% to $2.33 for the third quarter of 2022 compared to diluted EPS of $2.08 in the third quarter of 2021.

Merchandise Inventories

As of October 28, 2022, total merchandise inventories, at cost, were $7.1 billion compared to $5.3 billion as of October 29, 2021, an increase of 28.4% on a per-store basis. This increase primarily reflects the impact of product cost inflation, as well as a greater mix of higher-value products, particularly in the Home and Seasonal categories, primarily due to the continued rollout of the Company’s non-consumables initiative, as well as the earlier receipt of seasonal goods.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 28, 2022 were $1.1 billion, including approximately: $463 million for improvements, upgrades, remodels and relocations of existing stores; $279 million for distribution and transportation-related projects; $254 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $49 million for information systems upgrades and technology-related projects. During the third quarter of 2022, the Company opened 268 new stores, remodeled 485 stores, and relocated 45 stores.

Share Repurchases

In the third quarter of 2022, the Company repurchased $546 million of its common stock, or 2.3 million shares, at an average price of $242.29 per share, under its share repurchase program. The total remaining authorization for future repurchases was $2.5 billion at the end of the third quarter of 2022. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On November 30, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.55 per share on the Company’s common stock, payable on or before January 17, 2023 to shareholders of record on January 3, 2023. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2022 Financial Guidance and Store Growth Outlook

During the third quarter, the Company experienced unanticipated delays in acquiring additional temporary warehouse space sufficient for its inventory needs, which caused inefficiencies within the Company’s internal supply chain. These challenges resulted in higher-than-anticipated supply chain costs, including fees incurred for delays in returning shipping containers, and higher transportation costs caused by the need to service stores from less-than-optimal distribution center alignments.

As a result of these greater-than-anticipated gross margin pressures, which we believe are temporary but will continue to a lesser degree through the fourth quarter of 2022, as well as those related to sales mix, inventory shrink and damages, the Company is updating its diluted EPS guidance for the 53-week fiscal year ending February 3, 2023 (“fiscal year 2022”) from that which was issued on August 25, 2022.

Additionally, the Company is narrowing its expectations for same-store sales growth and capital expenditures within the previously guided ranges, and is reiterating the remainder of its financial guidance for fiscal year 2022 from that which was issued on August 25, 2022. The Company is also providing guidance for same-store sales growth and diluted EPS for the fourth of quarter of fiscal year 2022.

The Company now expects the following:

  Same-store sales growth of approximately 6% - 7% for the fourth quarter of fiscal year 2022, which would result in growth toward the upper end of its previously expected range of 4.0% - 4.5% for fiscal year 2022;
  Diluted EPS in the range of $3.15 - $3.30 for the fourth quarter of fiscal year 2022, which would result in growth in the range of approximately 7% - 8% for fiscal year 2022; compared to its previous expectation in the range of approximately 12% - 14% for fiscal year 2022;
    Both the current and previous ranges include an estimated benefit of approximately four percentage points from the 53rd week;
    This Diluted EPS guidance assumes an effective tax rate toward the upper end of the previously provided range of 22.0% - 22.5% for fiscal year 2022; and
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, of approximately $1.5 billion for fiscal year 2022; compared to its previous expectation in the range of $1.4 billion - $1.5 billion.

The Company continues to expect the following for fiscal year 2022:

  Net sales growth of approximately 11%, including an estimated benefit of approximately two percentage points from the 53rd week; and
  Share repurchases of approximately $2.75 billion.

For fiscal year 2022, the Company now plans to execute approximately 2,945 real estate projects, compared to its previous expectation in the range of 2,930 to 2,980 projects; including 1,025 new store openings, compared to its previous expectation in the range of 1,010 to 1,060 new store openings. The Company continues to expect to execute approximately 1,795 remodels and 125 store relocations.

Fiscal Year 2023 Store Growth Outlook

For fiscal year 2023, the Company plans to execute approximately 3,170 real estate projects in the United States, including approximately 1,050 new store openings, 2,000 remodels, and 120 store relocations. In addition to the planned projects in the United States, the Company plans to open new stores in Mexico, with a goal of operating up to 35 stores in Mexico by the end of fiscal year 2023.

Conference Call Information

The Company will hold a conference call on December 1, 2022 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Jeff Owen, chief executive officer, and John Garratt, president and chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13733552. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through December 29, 2022, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13733552.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Owen, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2022 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2023 Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “looking ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic and associated governmental responses, including but not limited to, the effects on the Company’s supply chain, distribution network and capacity, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, pOpshelf, DG Fresh initiative, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances, issues related to supply chain disruptions, seasonal buying pattern disruptions, and distribution network capacity;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of the current conflict between Russia and Ukraine) that prevents the Company from operating all or a portion of its business;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, disruptive political events like the current conflict between Russia and Ukraine);
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, the current conflict between Russia and Ukraine);
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  failure to protect the Company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,818 stores in 47 states as of October 28, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 28	October 29	January 28
	2022	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$362,731	$488,662	$344,829
Merchandise inventories	7,144,722	5,298,859	5,614,325
Income taxes receivable	188,082	120,374	97,394
Prepaid expenses and other current assets	321,481	273,939	247,295
Total current assets	8,017,016	6,181,834	6,303,843
Net property and equipment	4,927,450	4,177,871	4,346,127
Operating lease assets	10,469,374	9,982,666	10,092,930
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,780	1,199,750
Other assets, net	55,029	44,562	46,132
Total assets	$29,007,158	$25,925,302	$26,327,371

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	1,257,060	1,157,245	1,183,559
Accounts payable	4,127,076	3,532,639	3,738,604
Accrued expenses and other	1,110,505	1,039,222	1,049,139
Income taxes payable	8,006	11,393	8,055
Total current liabilities	6,502,647	5,740,499	5,979,357
Long-term obligations	5,985,728	4,127,426	4,172,068
Long-term operating lease liabilities	9,195,042	8,808,514	8,890,709
Deferred income taxes	992,479	781,231	825,254
Other liabilities	237,456	277,831	197,997
Total liabilities	22,913,352	19,735,501	20,065,385

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	195,629	202,743	201,265
Additional paid-in capital	3,676,077	3,527,285	3,587,914
Retained earnings	2,222,823	2,461,208	2,473,999
Accumulated other comprehensive loss	(723)	(1,435)	(1,192)
Total shareholders' equity	6,093,806	6,189,801	6,261,986
Total liabilities and shareholders' equity	$29,007,158	$25,925,302	$26,327,371

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	October 28	% of Net	October 29	% of Net
	2022	Sales	2021	Sales
Net sales	$9,464,891	100.00%	$8,517,839	100.00%
Cost of goods sold	6,579,696	69.52	5,898,400	69.25
Gross profit	2,885,195	30.48	2,619,439	30.75
Selling, general and administrative expenses	2,149,650	22.71	1,953,851	22.94
Operating profit	735,545	7.77	665,588	7.81
Interest expense	53,681	0.57	39,198	0.46
Other (income) expense	415	0.00	-	0.00
Income before income taxes	681,449	7.20	626,390	7.35
Income tax expense	155,282	1.64	139,359	1.64
Net income	$526,167	5.56%	$487,031	5.72%

Earnings per share:
Basic	$2.34		$2.09
Diluted	$2.33		$2.08
Weighted average shares outstanding:
Basic	224,527		232,491
Diluted	225,697		234,026

	For the 39 Weeks Ended
	October 28	% of Net	October 29	% of Net
	2022	Sales	2021	Sales
Net sales	$27,641,956	100.00%	$25,569,001	100.00%
Cost of goods sold	18,970,175	68.63	17,456,235	68.27
Gross profit	8,671,781	31.37	8,112,766	31.73
Selling, general and administrative expenses	6,276,653	22.71	5,688,760	22.25
Operating profit	2,395,128	8.66	2,424,006	9.48
Interest expense	136,455	0.49	119,020	0.47
Other (income) expense	415	0.00	-	0.00
Income before income taxes	2,258,258	8.17	2,304,986	9.01
Income tax expense	501,404	1.81	503,187	1.97
Net income	$1,756,854	6.36%	$1,801,799	7.05%

Earnings per share:
Basic	$7.76		$7.66
Diluted	$7.72		$7.61
Weighted average shares outstanding:
Basic	226,434		235,321
Diluted	227,587		236,911

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	October 28	October 29
	2022	2021
Cash flows from operating activities:
Net income	$1,756,854	$1,801,799
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	532,514	474,945
Deferred income taxes	166,965	70,422
Noncash share-based compensation	57,562	59,518
Other noncash (gains) and losses	365,500	114,922
Change in operating assets and liabilities:
Merchandise inventories	(1,885,434)	(160,097)
Prepaid expenses and other current assets	(81,836)	(70,038)
Accounts payable	377,478	(61,756)
Accrued expenses and other liabilities	54,134	36,910
Income taxes	(90,737)	(34,284)
Other	(4,813)	(5,625)
Net cash provided by (used in) operating activities	1,248,187	2,226,716

Cash flows from investing activities:
Purchases of property and equipment	(1,078,208)	(779,406)
Proceeds from sales of property and equipment	2,388	3,968
Net cash provided by (used in) investing activities	(1,075,820)	(775,438)

Cash flows from financing activities:
Issuance of long-term obligations	2,296,053	-
Repayments of long-term obligations	(907,731)	(5,712)
Net increase (decrease) in commercial paper outstanding	456,800	-
Costs associated with issuance of debt	(16,521)	-
Repurchases of common stock	(1,641,851)	(2,059,907)
Payments of cash dividends	(372,423)	(295,420)
Other equity and related transactions	31,208	21,846
Net cash provided by (used in) financing activities	(154,465)	(2,339,193)

Net increase (decrease) in cash and cash equivalents	17,902	(887,915)
Cash and cash equivalents, beginning of period	344,829	1,376,577
Cash and cash equivalents, end of period	$362,731	$488,662

Supplemental cash flow information:
Cash paid for:
Interest	$154,133	$133,274
Income taxes	$421,678	$465,745
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,314,045	$1,373,392
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$152,579	$98,421

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	October 28	October 29
	2022	2021	% Change
Consumables	$7,664,806	$6,704,750	14.3%
Seasonal	942,831	913,872	3.2%
Home products	574,425	551,109	4.2%
Apparel	282,829	348,108	-18.8%
Net sales	$9,464,891	$8,517,839	11.1%

	For the 39 Weeks Ended
	October 28	October 29
	2022	2021	% Change
Consumables	$22,101,146	$19,695,835	12.2%
Seasonal	2,991,113	3,054,565	-2.1%
Home products	1,674,013	1,683,614	-0.6%
Apparel	875,684	1,134,987	-22.8%
Net sales	$27,641,956	$25,569,001	8.1%

Store Activity

		For the 39 Weeks Ended
		October 28	October 29
		2022	2021

Beginning store count		18,130	17,177
New store openings		734	798
Store closings		(46)	(60)
Net new stores		688	738
Ending store count		18,818	17,915
Total selling square footage (000's)		140,517	132,756
Growth rate (square footage)		5.8%	5.8%

Contacts

Investor Contact:
Kevin Walker (615) 855-4954

Media Contacts:
Jennifer Moreau (877) 944-3477
Crystal Luce (615) 855-5210